As Filed with the Securities and Exchange Commission on March 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Legence Corp.

(Exact name of registrant as specified in its charter)

Delaware	33-2905250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1601 Las Plumas Avenue San Jose, CA	95133
(Address of Principal Executive Offices)	(Zip Code)

Legence Corp. 2026 Employee Stock Purchase Plan

(Full title of the plan)

Jeffrey Sprau

Chief Executive Officer

1601 Las Plumas Avenue

San Jose, CA 95133

(Name and address of agent for service)

(833) 534-3623

(Telephone number, including area code, of agent for service)

With copies to:

Matthew R. Pacey, P.C.

Michael W. Rigdon, P.C.

Billy Vranish

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Legence Corp. 2026 Employee Stock Purchase Plan (the “Plan”) covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Legence Corp. (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)

The Registrant’s prospectus relating to the offering of Class A common stock of the Registrant (the “Class A Common Stock”) filed with the Commission on December  15, 2025, pursuant to Rule 424(b) of the Securities Act, relating to the Registrant’s Form S-1 (File No. 333-292022), originally filed with the Commission on December 9, 2025 (including all exhibits);

(b)

The Registrant’s Registration Statement on Form 8-A filed with the Commission on September 11, 2025, pursuant to Section 12(b) of the Exchange Act, relating to the Registrant’s Class A Common Stock, including all other amendments and reports filed for the purpose of updating such description;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the Commission on November 14, 2025; and

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on September 15, 2025, October 30, 2025, November 14, 2025, November 21, 2025, December 5, 2025 and January 2, 2026.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any information deemed furnished to, rather than filed with, the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation. The Registrant’s amended and restated certificate of incorporation (the “amended and restated certificate of incorporation”) provides for such limitation of liability. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Registrant will be limited to the fullest extent permitted by the amended DGCL. The Registrant’s amended and restated certificate of incorporation and its amended and restated bylaws (the “amended and restated bylaws”) provide that the Registrant will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant has obtained and intends to maintain directors’ and officers’ insurance to cover its directors, officers and some of its employees for certain liabilities. In addition, the Registrant has entered into indemnification agreements with its current directors and officers. The indemnification agreements require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and officers.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The above discussion of the DGCL, the amended and restated certificate of incorporation, the amended and restated bylaws, the indemnification agreements and the Registrant’s maintenance of directors’ and officers’ liability insurance is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Legence Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2025).

4.2	Amended and Restated Bylaws of Legence Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2025).

4.3*	Legence Corp. 2026 Employee Stock Purchase Plan.

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of Deloitte & Touche LLP, as to Legence Corp.

23.2*	Consent of Deloitte & Touche LLP, as to Legence Holdings LLC.

23.3*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page to this Registration Statement).

107*	Filing Fee Table.

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in this effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 6th day of March, 2026.

LEGENCE CORP.

By:	/s/ Jeffrey Sprau
Name:	Jeffrey Sprau
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Jeffrey Sprau, Stephen Butz and Bryce Seki, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 6, 2026.

Signature	Title

/s/ Jeffrey Sprau	Chief Executive Officer and Director (principal executive officer)
Jeffrey Sprau

/s/ Stephen Butz	Chief Financial Officer (principal financial officer)
Stephen Butz

/s/ Philippe Le Bris	Chief Accounting Officer (principal accounting officer)
Philippe Le Bris

/s/ Terrence Keenen	Director
Terrence Keenen

/s/ David J. Coghlan	Director
David J. Coghlan

/s/ Christie Kelly	Director
Christie Kelly

/s/ Bilal Khan	Director
Bilal Khan

/s/ Robert Mitchell Nimocks	Director
Robert Mitchell Nimocks